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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF COINSTAR, INC.

Coinstar International, Inc., a Delaware corporation (100% owned by Coinstar, Inc.)

My Shoppinglist.com, Inc., a Delaware corporation (100% owned by Coinstar, Inc.)

Coinstar, Limited, a United Kingdom corporation (100% owned by Coinstar International, Inc.)